Exhibit 15.1

ACCOUNTANT’S ACKNOWLEDGEMENT

Board of Directors and Shareholders

PepsiCo, Inc.

Re:	Registration Statement on Form S-3 filed with the Securities and Exchange Commission

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated April 26, 2006, related to our review of PepsiCo Inc.’s interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York

April 26, 2006